Exhibit 99.2


                Paul B. Dykstra to Succeed Robert H. Bohannon as
     President and Chief Executive Officer of Viad Corp;
                         Bohannon to Remain as Chairman

    PHOENIX--(BUSINESS WIRE)--Oct. 28, 2005--The board of directors of Viad Corp (NYSE:VVI) will appoint Paul B. Dykstra, 44, chief operating officer of the corporation effective January 1, 2006. Dykstra is currently president and chief executive officer of GES Exposition Services, Inc., a Las Vegas-based subsidiary. Dykstra will also be a member of Viad's board of directors.
    On April 1, 2006, Robert H. Bohannon, 60, Viad's chairman, president and chief executive officer since January 1997, will turn over his responsibilities as president and chief executive officer to Dykstra. Bohannon will remain as Viad's chairman of the board of directors.
    On behalf of the Viad board of directors, Jess Hay, the company's presiding director and chairman of the Human Resources Committee, stated, "Bob Bohannon has performed remarkably well as Viad's chief executive officer since 1997. Under his leadership, abiding commitments to integrity and to enhancements to shareholder value have been firmly established as the cornerstones of the company's culture. We are very fortunate that Bob will defer retirement and maintain an active role as the company's chairman, and we are fortunate as well that he has provided so ably for his successor as CEO. Paul Dykstra is exceptionally well-qualified to assume his new and broader responsibilities. The board is confident that, under Paul's guidance, the company will continue to prosper in the future."
    Dykstra began his career with Viad in 1984 when he joined Travelers Express Company, Inc. (a former subsidiary of Viad and now MoneyGram International, Inc. (NYSE:MGI)) where he held several senior-level positions before being named executive vice president of the retail payment products division. He was named president and chief executive officer of GES Exposition Services in 2000. Dykstra has a strong management background as well as experience in strategic planning, acquisitions and finance. He holds an undergraduate degree in accounting and earned his MBA from the University of St. Thomas in Minnesota in 1991.
    Replacing Dykstra as president and chief executive officer of GES on January 1, 2006 will be Kevin M. Rabbitt, 34, chief operating officer of GES.
    Rabbitt joined GES in 2002 and has held several senior management positions prior to his promotion to chief operating officer earlier this year. Rabbitt was a senior consultant with Bain and Company and was president and chief operating officer of the Texas Ice Stadium in Houston prior to joining GES. He holds an MBA from the Harvard Business School and a bachelor's degree in managerial studies from Rice University.
    "I am very pleased about these upcoming promotions. Both of these individuals share Viad's values and have strength of character, integrity and intellect. Paul Dykstra has been an outstanding contributor to the company for more than 20 years and is well-prepared to take on this new responsibility. He has in-depth knowledge of our company, and has exhibited exceptional performance leading GES. Kevin Rabbitt has done an excellent job as an executive at GES and given his outstanding background, I am confident he will make a superb president and chief executive officer for GES," Bohannon said.
    Viad Corp is an S&P SmallCap 600 company. Major subsidiaries include GES Exposition Services of Las Vegas, Exhibitgroup/Giltspur of Chicago, Brewster Transport Company Limited of Banff, Alberta, Canada, and Glacier Park, Inc. of Phoenix. For more information, visit the company's Web site at www.viad.com.



    CONTACT: Viad Corp, Phoenix
             Carrie Long, 602-207-2681 (Investor Relations) clong@viad.com